Exhibit 99.2
Capital Trust Q1’ 09 Earnings Call
May 6, 2009
Operator:
Hello and welcome to the Capital Trust first quarter 2009 results conference call. Before we begin, please be advised that the forward-looking statements expressed in today’s call are subject to certain risks and uncertainties including, but not limited to, the continued performance, new origination volume and the rate of repayment of the Company’s and its Funds’ loan and investment portfolios; the continued maturity and satisfaction of the Company’s portfolio assets; as well as other risks contained in the Company’s latest Form 10K and Form 10Q filings with the Securities and Exchange Commission. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.
There will be a Q&A session following the conclusion of this presentation. At that time, I will provide instructions for submitting a question to management. I will now turn the call over to John Klopp, CEO of Capital Trust.
John Klopp:
Good morning everyone. Thank you for joining us and for your continued interest in Capital Trust.
Last night we reported our results for the first quarter and filed our 10-Q. As I have said too many times before on this call, we know that we are in the fight of our lives, and Q1 was an ugly, bloody round.

On the positive, we made great progress in stabilizing the right hand side of our balance sheet with the Debt Restructuring that closed in mid-March. We modified or terminated over $880 million of debt with 13 separate lenders, reducing secured recourse liabilities by almost 20%, extending maturities and mitigating mark-to-market pressure. Post quarter-end, we have continued the clean-up process, settling our last single-asset secured recourse obligation by selling the collateral to our lender in return for full satisfaction of their debt. In addition, we expect to complete the exchange of the remaining trust preferreds in the next week or two. While the process has been painful, the restructuring of our liabilities has now been essentially completed, gaining us precious time and a fighting chance to collect on CT’s assets.
On the negative, the pandemic afflicting commercial real estate spread rapidly during the quarter and its symptoms turned increasingly deadly. As expected, hotels were the hardest hit, with top line REVPAR routinely off 20-30% in the first quarter, and bottom line performance expected to be down as much as 40 to 60% for the year. Fundamental weakness is still bleeding though the retail, office and multifamily sectors, and we expect cash flows to continue to trend down in those asset classes well into 2010 and potentially even longer for office. CT’s portfolio was not immune: driven by $69 million of new loan loss provisions and bond impairments, we recorded a net loss of $73 million, or $3.28 per share, for the period. I’d like to sugar coat it, but the credit deterioration in our loan portfolio was dramatic and across-the-board. Of the eight assets that we took reserves against in the first quarter, two are hotel loans, two office, two multifamily, one retail and one corporate. Several of these loans are currently performing, but given the trajectory of the market we felt that provisions were warranted.

The good news is that most of our loans are floaters which, with LIBOR under 50 basis points, can withstand significant cash flow deterioration and still cover debt service. In addition, most of our loans do not reach final maturity until 2011 or 2012, providing time for cash flows to rebound and capital markets to stabilize. The bad news is that borrowers today are stretched very thin and increasingly unable or unwilling to support underwater projects which need capital now.
Securities represent roughly 1/3 of our balance sheet portfolio, and the majority of our assets are older vintage bonds financed with CDOs. While we experienced some deterioration in expected future cash flows which translate into non-cash impairments, the actual credit performance of our CMBS portfolio was generally strong. However, the rating agencies continued their reversal on commercial real estate, downgrading virtually everything in sight except senior AAA CMBS. While downgrades don’t necessarily equate to losses, these actions caused us to trip the overcollateralization tests in two of our CDOs and triggered some recharacterization of interest to principal in all four. Going forward, the impact to CT will be a reduction in recurring cash flow and a gradual deleveraging of these structures.
Notwithstanding some recent signs that the overall economy may be bottoming, the road ahead for real estate, and for CT, will be rocky and treacherous. The terms of our restructured debt are tough and tight, and the ultimate outcomes on many of our loans depend on macro factors beyond our control. Washington seems to have recognized the magnitude of the CRE problem, and we can hope that TALF, PPIP and whatever program is next will begin to restart the capital markets later in the year.

Our plan is to continue to fight on: aggressively managing our portfolio every day, selling assets to pay down debt wherever possible, and deploying the capital in our funds to take advantage of the unprecedented opportunities that we see ahead of us. The CT team has stuck together and hung in; I’m very proud of them and confident that together we will prevail.
Geoffrey Jervis:
Thank you John and good morning everyone.
Last night we reported results for the first quarter of 2009, recording a loss of $73 million or $3.28 per share.
The net loss for the quarter was primarily the result of reserves and valuation allowances against our loan and securities portfolios. Specifically, we recorded credit loss provisions of $59 million against eight loans, credit related impairments of $9 million on our securities and $1.3 million on real estate owned, and a $10 million valuation allowance against two loans that we reclassified as held for sale.
Net of these provisions, and $3.1 million of one time G&A charges associated with our debt restructuring, net income would have been $9.5 million or 42 cents per share.
Other drivers of the quarter’s net income were: lower net interest margin, primarily due to lower LIBOR; a $1.8 million loss from equity investments, as we picked up changes in the equity accounts at two of our private equity funds in which we have co-investments; offset partially by lower personnel costs and higher fee income.

Over to the balance sheet, cash at quarter end was $18 million, down from $45 million at year end. Changes in cash were primarily a result of payments related to our restructuring plan and fundings of pre-existing commitments.
Our Securities portfolio stood at $834 million at quarter end, and experienced downgrades on 11 bonds and upgrades on one bond during the period. Six of our bonds were deemed other than temporarily impaired during the period and we recorded a $14.6 million impairment against these securities. At quarter end, seven of our Securities have been impaired for a total of $16.9 million.
Over to loans, our $1.7 billion portfolio, comprised of 69 loans, shrank by 6% or $103 million, primarily as a result of repayments of $8 million, the reclassification of $40 million of loans as ‘loans held for sale’, and reserves of $59 million – offset by fundings under existing loans. Last quarter, we began reporting a Watchlist and this quarter, four loans with a carrying value of $99 million were added to the Watchlist, for total Watchlist loans of $395 million.
In loans held for sale, we sold the four loans held in this account at year end for the recorded valuations and reclassified two additional loans as held for sale, resulting from our decision to sell these two loans with a gross carrying value of $40 million for $30 million. The first is a $26 million loan that we purchased with $18 million of seller financing from Lehman Brothers. The loan was sold in April for $18 million and the proceeds fully satisfied the Lehman Brothers financing. The second loan is a $14 million loan that carries a $5.6 million unfunded commitment that we expect to sell back to the borrower during Q2.

Equity investments reflects our co-investment in our investment management funds and increased as we funded a portion of our $25 million commitment to the Opportunity Fund, offset by fair value adjustments in that fund that flow through to us under the equity method. In total, we have funded $5.8 million under our commitment to this fund.
On the liability side, we reduced borrowings under our secured credit facilities by almost $140 million through a combination of (i) extinguishing approximately $100 million of debt from Goldman Sachs and UBS, terminating both lending relationships, and (ii) making straight cash payments and sweep amortizing just under $40 million to our remaining lenders. At quarter end, our secured credit facility balances were $561 million, down almost 20% from year end and down $349 million or 38% from year ago levels. Since quarter end, we settled our secured credit facility with Lehman Brothers, extinguishing an additional $18 million of debt.
Our CDO balances remained roughly the same, however, from an operational standpoint, bond downgrades caused us to breach the overcollateralization tests in our CDO II at the end of the quarter and, subsequent to quarter end, we breached the same test in CDO I. These breaches redirect our cash flow on these CDOs to deleverage the structure. Furthermore, our CDOs require that “impaired” collateral assets, in our case, primarily CMBS securities that have been downgraded, have their income redirected to repay senior noteholders. This redirection will have varying degrees of impact on our other two CDOs.

Our $100 million unsecured facility was set to mature March 22, and this facility was also extended under the debt restructuring. In connection with the restructuring, the facility, among other features, now carries quarterly amortization payments of $1.25 million that will commence in June 2009.
Our junior subordinated debentures, that we also refer to as trust preferred securities, were also partially restructured, with $103 million or 82% having been exchanged for new notes with a higher face balance and lower interim coupon. We are pursing a similar exchange with the remaining holders.
Interest rate hedges, a contingent liability, increased in value by $3.6 million with the change in value picked up as an increase to equity through the other comprehensive income account.
Finally, our shareholders equity account ended the quarter at $327 million, reflecting a $74 million reduction from year end levels. At March 31st, on a diluted basis, book value per share was $14.64.
As we look forward, we will continue to aggressively manage our portfolio, recognizing additional reserves as warranted, focus on meeting the extension targets under our secured credit facilities, having already met the paydown qualifications under the Citigroup agreement, and closely monitor liquidity as significant cash flow has been directed to pay down our secured and unsecured lenders.